UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007 id-CONFIRM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50489

(Commission File Number)

98-0222930

(I.R.S. Employer Identification Number)

Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400

(Address of principal executive offices, including zip code)

(303) 458-5727

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 1, 2007 we entered into an executive employment agreement with Thomas A. Breen wherein Mr. Breen has agreed to act as our President and Chief Operating Officer and we have agreed to pay Mr. Breen an annual base salary of $250,000, of which a certain percentage will be deferred as follows:

	Annualized Rate	Deferred Annual Rate
2/1/2007 – 6/30/2007	$120,000 Cash	$130,000 Deferred
2007 – 2008	$150,000 Cash	$100,000 Deferred
2008 – 2009	$175,000 Cash	$75,000 Deferred
2009 - 2010	$200,000 Cash	$50,000 Deferred
7/1/2010 – 1/31/2011	$250,000 Cash	$-0-

The executive employment agreement shall continue until January 31, 2011, after which time, it shall renew automatically from employment year to year (July 1 to June 30). In addition, we have agreed to issue to Mr. Breen 2,000,000 restricted shares of common stock upon execution of the executive employment agreement.

On February 1, 2007 we entered into an executive employment agreement with David Grasch wherein Mr. Grasch has agreed to act as our Chief Executive Officer and we have agreed to pay Mr. Grasch an annual base salary of $250,000, of which a certain percentage will be deferred as follows:

	Annualized Rate	Deferred Annual Rate
2/1/2007 – 6/30/2007	$120,000 Cash	$130,000 Deferred
2007 – 2008	$150,000 Cash	$100,000 Deferred
2008 – 2009	$175,000 Cash	$75,000 Deferred
2009 - 2010	$200,000 Cash	$50,000 Deferred
7/1/2010 – 1/31/2011	$250,000 Cash	$-0-

The executive employment agreement shall continue until January 31, 2011, after which time, it shall renew automatically from employment year to year (July 1 to June 30). In addition, we have agreed to issue to Mr. Grasch 2,000,000 restricted shares of common stock upon execution of the executive employment agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Management

On November 14 and 22, 2005 we entered into private placement agreements with 14 institutional investors, whereby we received gross proceeds of $3,078,080 and issued $3,664,380.95 of Convertible Debentures due two years from the date of issuance, convertible into 6,107,301 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. One of the Convertible Debentureholders, Portside Growth and Opportunity Fund, has provided us with a notice of default, dated March 13, 2007, claiming acceleration of the outstanding principal balance and accrued interest due. The alleged default is as a result of alleged breaches of the terms of the Debenture and specifically the related registration rights provisions. The principal balance due claimed by the Debenture Holder alleging default is $143,286.90 and with additional cost, expenses and damages they are claiming a total amount due of $186,272.97. We have received two other notices of default from other Debentureholders, as previously reported.

Item 3.02	Unregistered Sales of Equity Securities

On March 15, 2007, we issued 4,000,000 common shares to two of our officers pursuant to the terms of executive employment agreements dated February 1, 2007.

We issued all of the 2,000,000 common shares to two U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits
EXHIBITS
10.1	Executive Employment Agreement with Thomas A. Breen
10.2	Executive Employment Agreement with David Grasch

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

id-CONFIRM, INC.

Per:

/s/ Thomas Breen

Thomas Breen

President and Director

Dated: March 16, 2007